Unique Fabricating Appoints Brian P. Loftus as Chief Financial Officer

15-Year Accounting Veteran with Significant Public Company Experience

Auburn Hills, MI - April 2, 2020 - Unique Fabricating, Inc. (NYSE American: UFAB), a leader in engineering and manufacturing multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial market, today announced it has appointed Brian P. Loftus as Chief Financial Officer, effective Monday, April 6, 2020.

Mr. Loftus brings nearly 15 years of finance and accounting experience including controllership, financial reporting, internal audit and public accounting. For the last 18 months, Mr. Loftus served as the Corporate Controller for Wabash National Corporation, a publicly traded leader in the design and manufacturing of engineered solutions for the transportation, logistics and distribution industries. Prior to Wabash, Mr. Loftus was the Corporate Controller for Horizon Global Corporation, a publicly traded designer, manufacturer, and distributor of towing and trailering equipment. Mr. Loftus has also held various positions with TriMas Corporation, a diversified industrial manufacturer, including Controller for TriMas’ former subsidiary Cequent Performance Products, Inc., Segment Financial Manager, and Corporate Audit Manager.

Doug Cain, President and Chief Executive Officer of Unique Fabricating, commented, “After conducting an extensive search with several highly qualified candidates, Brian’s experience building teams and processes at publicly traded manufacturing company’s uniquely positions him to make an immediate and positive impact. We have made considerable progress advancing our ‘Boldly Back on Track’ vision. With Brian’s appointment, I have completed the formation of my executive leadership team capable of leading us in achieving our ambitious targets.”

“This is an exciting time to join Unique Fabricating, as the Company is poised to reclaim its leadership position in the industries it serves,” commented Mr. Loftus. “The pieces are in place to achieve top- and bottom-line growth, accelerate cash generation and strengthen its balance sheet to create sustainable shareholder value. I look forward to contributing to the dynamic and collaborative culture that Doug and his team have created.”

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE American: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit www.uniquefab.com.

Investor Contact:
FNK IR
Rob Fink
646-809-4048
rob@fnkir.com

Source: Unique Fabricating, Inc